UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2017

ROSEHILL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37712	47-5500436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16200 Park Row, Suite 300

Houston, Texas, 77084

(Address of principal executive offices, including zip code)

(281) 675-3400

(Registrants’ telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Introductory Note – Initial Acquisition

As previously disclosed, on December 8, 2017 (the “Closing Date”), Rosehill Resources Inc. (the “Company”) and Rosehill Operating Company, LLC (“Rosehill Operating”), a subsidiary of the Company, completed an acquisition of 4,565 net acres and other associated assets and interests in the Delaware Basin (the “Initial Acquisition”) for approximately $78.0 million in cash, subject to customary purchase price adjustments, pursuant a Purchase and Sale Agreement (the “PSA”) with Whitehorse Energy, LLC (“Whitehorse”) and its wholly-owned subsidiaries, Whitehorse Energy Delaware, LLC (“Whitehorse Energy”) and Whitehorse Delaware Operating, LLC (“Whitehorse Operating” and together with Whitehorse and Whitehorse Energy, the “Whitehorse Sellers”), Siltstone Resources II - Permian, LLC (“Siltstone II”), and Siltstone Resources II-B-Permian, LLC (“Siltstone II-B” and together with Whitehorse Sellers and Siltstone II, collectively, the “Sellers”).

Subject to certain conditions under the PSA, for a period of 90 days after the Closing Date, Rosehill Operating shall acquire additional oil and gas leases located within a certain designated area in the Delaware Basin (the “Designated Area”) from Sellers for additional consideration of up to $80 million in cash in the aggregate. Such additional oil and gas leases (subject to certain selection criteria set forth in the PSA) include all oil and gas leases owned by any Seller (or its affiliates) within the Designated Area as of the Execution Date but are not included in the initial 4,565 net acres acquired on the Closing Date and any oil and gas lease acquired by any Seller (or its affiliates) during the period starting on the Execution Date and ending 90 days after the Closing Date (the “Additional Interests”). The conveyance of such Additional Interests will occur no later than 150 days after the Closing Date. In addition, Rosehill Operating has a preferential purchase right under the PSA to acquire any oil and gas lease owned by any Seller (or its affiliates) within a certain geological area but outside of the Designated Area. The PSA contains other terms and conditions customary to transactions of this type. Subject to the right of Rosehill Operating to be indemnified for certain liabilities for a limited period of time and for breaches of representations, warranties and covenants, Rosehill Operating will assume substantially all post-Effective Time liabilities associated with the acquired properties.

Acquisition of Additional Interests

On December 21, 2017, Rosehill Operating and the Sellers entered into the Third Amendment to Purchase and Sale Agreement (the “Amendment”), pursuant to which Rosehill Operating acquired from the Sellers certain mineral and royalty interests, two producing wells, and an additional 1,940 net acres in the Southern Delaware Basin in Pecos County for $39.0 million (the “Acquisition”). Approximately $33.0 million of the purchase price was allocated to the 1,940 net acres. The assets acquired pursuant to the Amendment reduce the available Additional Interests in the Designated Area.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 regarding the completion of the Acquisition is incorporated by reference into this Item 2.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Third Amendment to Purchase and Sale Agreement among Whitehorse Energy, LLC, Whitehorse Energy Delaware, LLC, Whitehorse Delaware Operating, LLC, Siltstone Resources II – Permian, LLC, Siltstone Resources II-B-Permian, LLC and Rosehill Operating Company, LLC, dated December 21, 2017 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSEHILL RESOURCES INC.

Date: December 22, 2017	By:	/s/ R. Craig Owen
	Name:	R. Craig Owen
	Title:	Chief Financial Officer

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